Exhibit (h)(1)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Agreement”) is made as of this 1st day of January, 2013, (“Effective Date”) by and between CNI CHARTER FUNDS, a Delaware statutory trust (the "Trust") and SEI INVESTMENTS GLOBAL FUNDS SERVICES (the "Administrator"), a Delaware statutory trust.

WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act"), consisting of the series of portfolios set forth in Schedule I, attached hereto, as the same may be amended from time to time (“Portfolios”), each of which may consist of one or more classes of shares of beneficial interest (“Shares”); and

WHEREAS, the Trust and the Administrator entered into an Administration Agreement (the “Original Agreement”), with an effective date of April 1, 1999, pursuant to which, among other things, the Administrator agreed to provide certain administrative and accounting services with respect to the Portfolios.

WHEREAS, the parties hereto desire to amend and restate the Original Agreement on the terms and subject to the conditions hereinafter contained.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

ARTICLE 1.  Retention of the Administrator.  The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

ARTICLE 2.  Administrative and Accounting Services.  The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.  The Administrator may appoint a sub-administrator to perform certain of the services to be performed by the Administrator hereunder.

The Administrator shall provide the Trust with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Trustees may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement.  In addition, at the request of the Trust's Board of Trustees (the "Trustees"), the Administrator shall make reports to the Trustees concerning the performance of its obligations hereunder.

  Without limiting the generality of the foregoing, the Administrator shall:

(A)
calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

(B)	assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials;

(C)
prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's shares with state securities authorities, monitor sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's shares with state securities authorities to enable the Trust to make a continuous offering of its shares;

(D)
develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices,  proxy statements, proxies  and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including tabulation process for shareholder meetings;

(E)
coordinate with Trust counsel the preparation and negotiation of, and administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, and transfer agent;

(F)
maintain the Trust's general ledger and prepare the Trust's financial statements, including expense accruals and payments, determine the net asset value of the Trust's assets and of the Trust's shares, and supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

(G)	calculate performance data of the Trust and its portfolios for dissemination to information services covering the investment company industry;

(H)	coordinate and supervise the preparation and filing of the Trust's tax returns;

(I)
examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust's investment adviser, distributor, custodian, transfer agent, outside legal counsel and independent public accountants, and at the request of the Trustees, report to the Trustees on the performance of organizations;

(J)	assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;

(K)	provide internal legal and administrative services as requested by the Trust from time to time;

(L)	assist with the design, development, and operation of the Trust, including new portfolio and class investment objectives, policies and structure;

(M)
provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trustees;

(N)	advise the Trust and its Trustees on matters concerning the Trust and its affairs;

(O)
obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

(P)	monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

(Q)
perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

(R)	furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable;

(S)	prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2;

(T)
upon request of the Trust, prepare initial drafts of certain regulatory filings (including summary prospectus, statutory prospectus, statement of additional information and supplements), which drafts shall be provided solely as an administrative convenience to the Trust and shall not be construed as legal advice or a substitute for seeking the advice of appropriate legal counsel; and

(U)	upon request of the Trust prepare initial drafts of minutes of board meetings, subject to review and comment of appropriate legal counsel.

Also, the Administrator will perform other services for the Trust as agreed from time to time, including, but not limited to performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's out-of-pocket expenses.

Schedule III (“Service Level Agreement”) shall be mutually agreed by the Trust and the Administrator on or before consummation of the reorganization of certain portfolios of the Rochdale Investment Trust into the Trust, expected to take place on or about March 31, 2013.  The Service Level Agreement shall set forth: (i) a number specific services which may be objectively measured as key performance indicators (“KPIs”) of the Administrator’s performance of the Services (which KPIs shall be substantively consistent with the representative KPIs already provided to the Trust); (ii) a methodology that will be used to measure and report on the Administrator’s performance of such KPIs, (iii) quantitative and qualitative performance standards for the KPIs (“Performance Standards”), (iv) remediation action obligations of the Administrator in the event of a performance shortfall; and (v) a methodology for determining certain credits (“Performance Credits”) that may become due from the Administrator in the event the KPIs are not provided in accordance with the required Performance Standards.  Upon approval by the parties, the Service Level Agreement shall be incorporated as Schedule III and shall thereupon become part of this Agreement.

ARTICLE 3.  Allocation of Charges and Expenses.

(A)           The Administrator.  The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

(B)           The Trust.  The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the investment adviser to the Trust or any affiliated corporation of the Administrator or the investment Adviser, the costs of Trustees’ meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

ARTICLE 4.  Compensation of the Administrator.

(A)           Administration Fee.  For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in Schedule II attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly.  The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by its officers and employees in connection with attendance at meetings of the Trust’s Board of Trustees.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

(B)           Compensation from Transactions.  The Trust hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11 (a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

(C)           Survival of Compensation Rates.  All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

ARTICLE 5.   Limitation of Liability of the Administrator.  The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as that corporation itself.)

So long as the Administrator, or its agents, acts in good faith , with due diligence and is not otherwise negligent in the performance of its duties, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The Administrator shall indemnify and hold the Trust harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly or indirectly out of losses, liabilities or damages resulting from the willful misfeasance, bad faith or gross negligence of the Administrator of said administrative relationship to the Trust or any other service rendered to the Trust hereunder.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case an indemnifying party (the “Indemnifying Party”) may be asked to indemnify or hold an indemnified party (the “Indemnified Party”) harmless, the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnified Party, but failure to do so in good faith shall not effect the rights hereunder.

An Indemnifying Party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If an Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by an Indemnifying Party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld.  In the event that an Indemnifying Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it.  If an Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party.

The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

ARTICLE 6.  Activities of the Administrator.  The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors,  officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

ARTICLE 7.  Confidentiality.

 (A)           Confidential Information.  The Administrator and Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(B)           Exclusions.  The provisions of this Article 7 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(C)           Permitted Disclosure.  The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Article 7, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations and shall be liable in the event of such parties’ non-compliance. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

(D)           Effect of Termination.  Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Trust that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 7 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

ARTICLE 8.  Equipment Failures.  In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.  The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

ARTICLE 9.  Compliance With Governmental Rules and Regulations.  The Administrator undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

ARTICLE 10.  Duration and Termination of this Agreement.  This Agreement shall remain in effect through and until March 31, 2018 (the “Initial Term”), and, thereafter, for successive terms (each, a “Renewal Term”) of three (3) years each; provided that the Agreement shall renew for three years only upon Administrator providing the Trust with notice (i) that the then current term is about to expire at least nine months (but no more than twelve months) prior to the end of such then current term; and (ii) that the Agreement shall renew for an additional three years (a “Renewal Notice”), unless the Trust advises Administrator not less than ninety days prior to the scheduled expiration date of the then current term, that the Trust does not wish the term of the Agreement to be renewed.  In the event the Trust fails to respond to SEI’s Renewal Notice in accordance with this Article 10 or otherwise fails to provide notice of termination of the Agreement not less than ninety days prior to the scheduled expiration date of the then current term, this Agreement shall be deemed to have renewed in accordance with the terms of this Article 10.  Alternatively, in the event that Administrator fails to provide a Renewal Notice in the manner required above, then the Administrator and the Trust agree that except to the extent any party hereto provides notice of termination of the Agreement at least ninety days prior to the scheduled expiration date of the Agreement, then the Agreement shall be deemed to have renewed for a reduced Renewal Term equal to one year.  Each Renewal Term, including any reduced Renewal Term, shall be on the same terms and conditions as were applicable during the Initial Term.  This Agreement may be terminated only:  (a) by the mutual written agreement of the parties; (b) by either party hereto on 90 days’ written notice, as of the end of the Initial Term or the end of any Renewal Term; (c) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of the Administrator; or (e) as to any Portfolio or the Trust, effective upon the liquidation of such Portfolio or the Trust, as the case may be.  For purposes of this Article 10, the term “liquidation” shall mean a transaction in which the assets of the Administrator, the Trust or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

Notwithstanding the provisions set forth in the first paragraph of this Article 10, the Trust shall have the right to terminate the Agreement, solely on the terms set forth in this paragraph, provided, however, that in order for any such termination  to be effective, the Trust shall: (i) not be in material breach of the Agreement at the time it gives notice of intent to terminate or on the respective effective date of such termination; and (ii) pay to Administrator on or before the respective termination date the applicable buyout amount specified below.

The Trust shall have the right to terminate the Agreement by providing 90 days prior written notice to the Administrator and paying to Administrator on or before the effective date of such termination a buyout amount equal to $83,333.33 multiplied by the aggregate number of full and partial months remaining in the then current term of the Agreement, subject to a maximum termination buyout amount in an amount equal to $3,000,000.

This Agreement shall not be assignable by the Administrator, without the prior written consent of the Trust, except to an entity that is controlled by, or under common control, with, the Administrator.

ARTICLE 11.  Amendments.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 12.  Certain Records.  The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

ARTICLE 13.  Definitions of Certain Terms.  The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

ARTICLE 14.  Notice.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at ________________________________________________; and if to the Administrator at 1 Freedom Valley Drive, Oaks, Pennsylvania, 19456.

ARTICLE 15.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 16. Multiple Originals.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 17.  Limitation of Liability.  The Administrator is hereby expressly put on notice of the limitation of liability as set forth in the Trust’s Certificate of Trust and agrees that the obligations pursuant to this Agreement of a particular Portfolio and of the Trust with respect to that Portfolio shall be limited solely to the assets of that Portfolio, and the Administrator shall not seek satisfaction of any such obligation from any other Portfolio, the shareholders of any Portfolio, the Trustees, officers, employees or agents of the Trust, or any of them.

ARTICLE 18.  Special Third Party Services.  The Administrator may, from time to time, provide to the Trust services and products  (“Special Third Party Services”) from external third party sources that are telecommunication carriers, pricing sources, data feed providers or other similar service providers (“Special Third Party Vendors”).  The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors.  Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination.  The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Trust’s internal use in connection with the receipt of the Services.  The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Trust’s investors, however the Trust shall not distribute any Special Third Party Services to other third parties.  THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES.  NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

ARTICLE 19.  Binding Agreement.  This Agreement, and the rights and obligations of the parties and the Portfolios hereunder, shall be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CNI CHARTER FUNDS

By:	/s/Rich Gershen

Attest:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/John Alshefski

Attest:

SCHEDULE I
DATED JANUARY 1, 2013
TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT
DATED AS OF JANUARY 1, 2013
BETWEEN
CNI CHARTER FUNDS
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

List of Portfolios

Large Cap Growth Equity FundA
Large Cap Value Equity FundA
Multi-Asset Fund
Corporate Bond Fund
Government Bond Fund
California Tax Exempt Bond Fund
High Yield Bond Fund
Prime Money Market Fund
Government Money Market Fund
California Tax Exempt Money Market Fund
Diversified Equity Fund
Limited Maturity Fixed Income Fund
Full Maturity Fixed Income Fund
Socially Responsible Equity Fund
U.S. Core Equity Fund
Dividend & Income Fund (Portfolio)B
Intermediate Fixed Income Fund (Portfolio) B
Fixed Income Opportunities Fund (Portfolio) B
Emerging Markets Fund (Portfolio) B

A	Expected to liquidate on or about January 3, 2013
B
Expected to be added to the Agreement effective as of the consummation of the reorganization of certain portfolios of the Rochdale Investment Trust into the Trust, expected to take place on or about March 31, 2013.

SCHEDULE II
DATED JANUARY 1, 2013
TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT
DATED AS OF JANUARY 1, 2013
BETWEEN
CNI CHARTER FUNDS
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

Schedule of Fees

Administration and Accounting Fee:

The following Administration and Accounting Fee (the “Fee”) is determined in arrears and allocated to each portfolio pro-rata based on the net assets of each portfolio as of the prior month end and due and payable monthly to Administrator pursuant to Article 4(A) of the Agreement. The Fee is calculated as follows: the Fee shall be the greater of (A) the amount calculated based on the Trust’s aggregate net assets according to the table below OR (B) the Complex and/or Portfolio Annual Minimum Fees described below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate net assets of Trust):

Trust Assets	Annual Fee (in Basis Points)
First $2.0 billion in aggregate net assets	5.0
Next $2.0 billion in aggregate net assets	4.0
Next $2.0 billion in aggregate net assets	3.0
Next $2.0 billion in aggregate net assets	2.5
Aggregate net assets in excess of $8.0 billion	2.0

Annual Minimum Fee (calculated and paid on a monthly basis):

Portfolios	Annual Minimum Fee
First 20 Portfolios in the trust	$1,800,000 Complex Minimum
Each Portfolio after the 20th	$ 90,000 per Portfolio

Limited Duration Money Market Fund Fee Waiver:

The Trust and the Administrator hereby agree to extend through March 31, 2016, the Limited Fee Waiver (as defined below), which has been in effect since 2009.  In the event that the Trust desires to extend the Limited Fee Waiver beyond March 31, 2016, the then current term of the Agreement pursuant to Section 10 shall simultaneously be extended by a period equal to the extension of such Limited Fee Waiver.

Accordingly, during the period ending March 31, 2016, and only with respect to the Prime Money Market Fund, Government Money Market Fund and California Tax Exempt Money Market Fund (each a “Money Market Fund” or collectively the “Money Market Funds”), Administrator hereby agrees to voluntarily waive a pro rata portion of its monthly fees (the “Limited Fee Waiver”) in the manner set forth herein.  For purposes of the foregoing, the Limited Fee Waiver shall be equal to 40% of the aggregate Waived Percentage, subject to the maximum set forth herein.  As used herein, the “Waived Percentage” means the percentage of contractual shareholder servicing fees, 12(b)-1 fees, and investment management fees that are waived by CNAM, Inc., its parent company, and affiliated companies, to the Money Market Funds as necessary to maintain yield floors with respect to each Money Market Fund (such amounts to be calculated by Administrator); provided, however, that the Limited Fee Waiver shall be subject to a maximum of 22.5% of Administrator’s calculated monthly fee applicable to each Money Market Fund for each month for so long as such voluntary waiver remains in effect.

For example, if the aggregate contractual shareholder servicing fees, 12(b)-1 fees, and investment management fees for the Prime Money Market Fund in January 2012 are $1,000,000 and an aggregate total of $250,000 of such fees are waived (thus, for purposes of this example, the “Waived Percentage” equals 25%) to maintain the yield floor during a given month, then Administrator will waive 40% of the 25% Waived Percentage, making the Limited Fee Waiver for the Prime Money Market Fund in such month, 10% of Administrator’s calculated monthly fee (40% x 25% Waived Percentage = 10%).

Similarly, if the aggregate contractual shareholder servicing fees, 12(b)-1 fees, and investment management fees for the Government Money Market Fund in a given month are $1,000,000 and an aggregate total of $600,000  of such fees are waived (thus, for purposes of this example, the “Waived Percentage” equals 60%) to maintain the yield floor during such month, then Administrator will waive 40% of the 60% Waived Percentage, subject to the 22.5% Limited Fee Waiver maximum described above, making the Limited Fee Waiver for the Government Money Market Fund in such  month, 22.5% of Administrator’s calculated monthly fee (40% x 60% Waived Percentage = 24%, thus 22.5% maximum applies).

Other Fees:

Board Meeting Minutes Drafting:  $2,500/meeting
Regulatory Update Drafting & Filing:
      Annual Summary Prospectus Update:  $500/Fund and $250/Additional Class
      Annual Statutory Prospectus Update:  $1,000/Fund
      Annual SAI Update:  $10,000/SAI
      Simple / Complex Prospectus Supplements:  $500 / $1,000 respectively
      Manager Change Supplements & Information Statement:  $1,500 / Manager Change
      New Funds, Proxies, Mergers or Other Complex Filings:  TBD

Out-of-Pocket Fees:
All reasonable out of pocket expenses (i.e. printing, copying, postage, telephone, fax, pricing services, Confluence licensing fees, Lipper data, NSCC fees, custom programming, statement production, independent audit charges, travel/lodging in conjunction with attendance at board meetings, etc.) incurred by the Administrator on behalf of any Portfolio will be billed to the applicable Portfolio quarterly in arrears.

[END OF SCHEDULE]

SCHEDULE III

Service Level Agreement

To be mutually agreed upon in writing signed by the parties and made a part of this Agreement on or before consummation of the reorganization of certain portfolios of the Rochdale Investment Trust into the Trust, expected to take place on or about March 31, 2013.